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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) October 2, 2003
                                                         (September 30, 2003)
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                        Wellsford Real Properties, Inc.
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               (Exact Name of Registrant as Specified in Charter)


         Maryland                   1-12917                    13-3926898
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(State or Other Jurisdiction      (Commission                (IRS Employer
      of Incorporation)           File Number)             Identification No.)


         535 Madison Avenue, New York, New York                 10022
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         (Address of Principal Executive Offices)              (Zip Code)


                            (212) 838-3400
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         (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events.

On October 2, 2003, Wellsford Real Properties, Inc. (the "Company") reported that a $25 million mezzanine loan was prepaid on September 30, 2003. Upon prepayment, the Company received a yield maintenance penalty of approximately $4.4 million which will be included in interest revenue for the third quarter 2003. As a result of this prepayment, interest revenue, total revenue and net income for the Company's consolidated statement of operations for the fourth quarter 2003 will be $767,000 less than would otherwise be expected and approximately $3 million less for future annual periods through May 2006.

The loan was originated in April 1997 by the Company and a predecessor of Fleet National Bank for $80 million to owners of equity interests in the 1.8 million square foot office building located at 277 Park Avenue in New York City. At that time, the Company advanced $25 million, its share of the $80 million loan. The loan bore interest at 12.00% per annum and was due in May 2007.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits

          99.1 Press release issued October 2, 2003 reporting a $25 million mezzanine loan prepayment.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          WELLSFORD REAL PROPERTIES, INC.


                                          By: /s/ James J. Burns
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                                             James J. Burns
                                             Senior Vice President, Chief
                                             Financial Officer

Date:  October 2, 2003

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